EXHIBIT 10.1
AMENDMENT 1 TO
LETTER OF UNDERSTANDING DATED JUNE 13, 2017
INTERNATIONAL ASSIGNMENT
UNITED ARAB EMIRATES - UNITED STATES

Michel Khalaf

February 26, 2019
Dear Michel:
You have agreed to become the President and Chief Executive Officer of MetLife, Inc. effective May 1, 2019 (the “Appointment Date”). This letter serves as an amendment to your Letter of Understanding of June 13, 2017 (“LOU”).
Termination of Assignment and Transfer of Employment
You are currently on an assignment from the Company’s branch in the United Arab Emirates (“MetLife UAE”) to MetLife in New York with a scheduled duration from July 1, 2017 through December 31, 2019. Effective on the day prior to the Appointment Date, your assignment from MetLife UAE to New York, and your employment with MetLife UAE, will end. Effective on the Appointment Date, your employment with MetLife Group, Inc. (“MetLife Group”) on an at-will basis will begin. As of the Appointment Date, you will no longer be employed by any MetLife, Inc. affiliate other than MetLife Group. You will not be entitled to any further compensation or benefits from MetLife UAE, except as required by law.
Tax-Related Benefits
Tax Equalization, as described in the LOU, will apply only to compensation and benefits paid on or prior to December 31, 2018, and only to the extent the LOU otherwise provides for Tax Equalization for such items. With the sole exception provided below under Relocation-Related Support, you are responsible for all applicable actual income and employment taxes with respect to all compensation and benefits paid on or after January 1, 2019 in any jurisdiction, including those you visit on business. This includes:

•	base salary you earn during 2019 or later;

•	your 2018 AVIP award paid in 2019 and any later AVIP awards; and

•
any payouts for stock-based long-term incentives in 2019 or later, such as your 2016-2018 or later Performance Shares or Performance Units, your Restricted Stock Unit or Restricted Unit tranches vesting in 2019 or later, and any proceeds from your exercise of Stock Options or Unit Options.

Applicable actual income taxes include any of your U.S. federal, state, and local income taxes, any of your employment taxes such as FICA and Medicare taxes, and any other income or employment taxes to which you may be subject as a result of business travel or otherwise.

Other Compensation and Benefits
You will no longer accrue benefits under the MetLife Deferred Compensation Plan for Globally Mobile Employees and the Alico Overseas Pension Plan as of the Appointment Date, per the terms of those plans. However, beginning as of the Appointment Date, you will accrue benefits under the MetLife Retirement Plan and the MetLife Auxiliary Pension Plan, subject to the terms of such plans, and will be eligible to defer a portion of your compensation and receive matching employer contributions under the MetLife 401(k) Plan, the MetLife Leadership Plan and the MetLife Auxiliary Match Plan, subject to the terms of such plans.
Your medical and dental coverage under the MetLife Expatriate Benefit Plan will also cease as of the Appointment Date. As of the Appointment Date, you will be eligible to participate in the standard medical, dental and other welfare plans sponsored by MetLife Group, subject to the terms of such plans.
Relocation-Related Support
Each item described in the “Assignment Compensation and Ongoing Assignment Support,” “Pre-Assignment,” “Relocation,” and “End of Assignment” sections of the LOU will stop as of the Appointment Date, except as described below. For example, you will not receive the final transition allowance payment specified in the LOU that was to be paid in July of 2019.
This amendment will not affect any LOU provisions for tax gross-up of your Assignment Compensation and Ongoing Assignment Support items incurred in 2018 or earlier.
We recognize that as result of your transfer to MetLife Group, you will have to resolve certain end-of-assignment matters. To this end, MetLife Group will provide you with the following items initially described in the LOU, as modified here:

1.	Immigration support to help you maintain your authorization to work in the United States for the duration of your employment with MetLife Group, and/or support for a Green Card application.

2.
Professional tax services by MetLife Group’s chosen tax provider for assistance in preparing your personal income tax returns for periods that contain any date through December 31, 2019, to ensure complete and consistent treatment and disclosure of final relocation matters and past Tax Equalization payments. MetLife Group may elect to have its chosen tax advisor prepare one or more of your tax returns in subsequent years if MetLife Group, in its sole discretion, deems it necessary or advisable to do so.

3.
A final shipment of your household goods, as specified in the LOU, so long as the shipment takes place on or before December 31, 2019. Notwithstanding that MetLife Group provides this benefit to you after December 31, 2018, MetLife Group will make you whole for any taxes on this benefit, consistent with its current policy.

4.
In the event you purchase a home in the U.S. by December 31, 2019, MetLife Group will provide you with home purchase support comprised of assistance with your selection of a mortgage through its chosen relocation vendor. MetLife will reimburse you for reasonable closing costs on your home purchase up to U.S. $120,000.

Entire Agreement
Except as modified by this amendment, the terms of the LOU will continue in effect. The LOU, as amended by this amendment, any generally-applicable policies or practices of MetLife Group or any of its affiliates that are implicated by the LOU, and the Waiver and Release of Claims also being offered to you, represent the entire agreement between you and MetLife Group and all of its affiliates, including MetLife UAE, solely regarding your assignment and its termination. Any word used in this amendment shall have the meaning defined in the LOU, if any.
Acceptance
This amendment to the LOU is specifically conditioned upon your counter-signature to this letter, and your execution of the Waiver and Release of Claims also being offered to you, prior to the Appointment Date. Further, please be advised that any amounts MetLife Group or any of its affiliates pay to you or anyone else, and any taxes MetLife Group or any of its affiliates pay on your behalf pursuant to Tax Equalization or otherwise will not create any credit or otherwise affect the calculation of benefits provided under any pension, retirement, retirement savings, any deferred compensation, bonus, equity, incentive, severance, displacement, supplemental unemployment, health, life, or disability plan, or any other compensation or benefit plan, policy, program, or arrangement provided by any MetLife entity. If you agree to the terms and conditions stated above, please sign this letter in duplicate, retain a copy for your reference, and return one to us in confirmation of your agreement and acceptance of its terms.
Sincerely,
MetLife Group, Inc.
By: MetLife, Inc., sole shareholder
By: /s/ Susan M. Podlogar
MetLife, Inc. title: CHRO
Date: 2/27/2019

Accepted and Agreed:
/s/ Michel Khalaf
Dated: 2/27/2019

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